EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136830 and No. 333-129336) and Form S-8 (No. 333-127803, No. 333-193214, No. 333-161246, No. 333-193214 and No. 333-205378) of our report dated March 26, 2020, relating to the consolidated financial statements of ENGlobal Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in this Annual Report (Form 10-K) for the year ended December 28, 2019.

/s/ Moss Adams LLP

Houston, Texas

March 26, 2020